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                              [Beneficial Owner]

January 7, 1997

Dear Shareholder:

  The enclosed Roper Industries, Inc. proxy card is different from the usual proxy card. Not only does it provide for you to give instructions as to how to vote your Roper Common Stock, but it also provides a place for you to confirm the number of shares you beneficially own on the date shown on the card. This, in turn, will indicate how many votes you will be entitled to cast at the Annual Meeting to be held on February 14, 1997

  The number of votes to which you will be entitled depends generally on when you acquired your shares and whether or not there has been any change since the date of acquisition in the "beneficial ownership" of your Common Stock, as that phrase is defined in Roper's Certificate of Incorporation.

  For example, if you purchased all of your Common Stock after December 27, 1992, you will have one vote per share. If you acquired your shares on or before December 27, 1992 and there has been no change in the beneficial ownership of your shares, you are entitled to five votes per share.

  Also, you may beneficially own some Common Stock in each category, in which case you will be entitled to five votes with respect to some shares and one vote with respect to others.

  Even though you have acquired shares after December 27, 1992, you may be entitled to five votes per share if the acquisition of such shares falls within one of the prescribed exceptions stated in the Certificate of Incorporation, pertinent portions of which are set forth beginning on page [A1] of the Notice of Annual Meeting of Shareholders and Proxy Statement.

  It is important that you provide the information confirming the beneficial ownership of your shares in the space provided on the card. If you do not provide this information, you will be entitled to one vote per share for all shares covered by the proxy.

                                          Very truly yours,

                                          Derrick N. Key
                                          President & Chief Executive Officer